 EXHIBIT 9.1

Portfolio Support and License Agreement

This Agreement, dated as of August 2, 2021, is made by and between ARK Investment Management LLC, a Delaware limited liability company with its principal place of business at 3 East 28th Street, Seventh Floor, New York, NY 10016 (“Licensor”), and Guggenheim Funds Distributor, LLC., (“GFD”) as sponsor to, ARK Early Stage Disruptors Portfolio, Series 1 (the “Trust”).

Licensor and GFD are referred to collectively as the “Parties” and each as a “Party”.

Recitals

A.       Licensor is an investment manager with a strategy focused on disruptive innovation investment opportunities and an investment adviser federally registered or exempt under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

B.       GFD sponsors, underwrites and distributes a wide array of unit investment trusts.

C.       Licensor has developed an investment strategy (which includes without limitation selection criteria and methodology) set forth in Schedule A (the “Strategy”), and Licensor owns all intellectual property and other proprietary rights in and to the Strategy and the data relating to the Strategy (such rights, including without limitation, all patent, copyright, trademark, trade secret, data and database rights and any other intellectual property rights which may exist at any time and in any jurisdiction in the world, being hereinafter collectively referred to as the “Intellectual Property”).

D.       The parties desire to enter into an agreement whereby Licensor, shall serve as the portfolio consultant for the Trust (the “Portfolio Consultant”) whereby the Licensor provides to GFD a list of securities selected in accordance with the Strategy (any securities selected in accordance with the Strategy are referred to herein as “Appropriate Securities”) for deposit by GFD, in its discretion, into the Trust, in connection with the establishment of each new series of the Trust (each, a “Series”).

E.       Licensor uses in commerce and has trade name, trademark and/or service mark rights to the marks set forth in Schedule B (such rights are individually and collectively referred to herein as the “Licensor Marks”).

F.       GFD wishes to use the Strategy, and the Licensor Marks in connection with the Trust pursuant to the terms and conditions set forth in this Agreement.

The Parties agree as follows:

1. Licensor Services.

(a) Selection of Securities. Licensor shall serve as the Portfolio Consultant of the Trust and prior to 12:00 p.m. (C.S.T.) on the third business day before the date of deposit for each Series (such prior day being the “Target Date”), provide GFD with a list of Appropriate Securities for deposit by GFD, in its sole discretion, into the Trust for the benefit of such Series. The date that the Appropriate Securities are deposited is referred to herein as the “Deposit Date”. GFD shall provide to Licensor the registration statement relating to the Trust and any amendments thereto (the “Registration Statement”) prior to the Target Date for each Series. Licensor hereby covenants, represents and warrants that, as of any Target Date, any list of Appropriate Securities furnished pursuant to this Agreement shall be appropriate for inclusion in such Trust based on the investment objectives and criteria set forth in the copy of the Trust’s Registration Statement most recently provided to the Licensor prior to the Target Date. Licensor further covenants, represents and warrants that: (i) as of the Target Date, the list of Appropriate Securities will be consistent, and not conflict, with that provided to other clients of the Licensor with similar investment objectives and strategies and a substantially similar investment program to the Strategy; (ii) the list of Appropriate Securities shall be selected based on the Strategy, which is an objective, verifiable and non-discretionary strategy; (iii) the historical performance results of the Strategy provided to GFD will be based on all of the components of the Strategy; and (iv) Licensor shall not tamper with such results on a historical or “going forward” basis.

GFD acknowledges that the services pursuant to this Agreement will not be: (i) based on the circumstances of, or otherwise tailored to, the Trust, or (ii) deemed to be investment advice to or for the Trust (within the meaning of the Advisers Act). Licensor shall not have “investment discretion” over any Trust assets for purposes of the Advisers Act and shall not have authority to place orders for the execution of transactions or to give instructions to GFD with respect to Trust assets. Except for Licensor’s obligations to GFD under this Agreement, the Licensor shall have no obligations or responsibilities with respect to, the provision of advice to the Trust, or for determining the appropriateness or suitability of the Strategy or any of the securities included therein, for the Trust. It shall be the sole responsibility of GFD to: (i) determine whether the Strategy and each security in the list of Appropriate Securities initially is and remains appropriate and suitable for the Trust; and (ii) make discretionary determinations as to the securities to be bought and sold for the Trust.

(b) Consultation. Licensor shall:

(i)       upon GFD’s reasonable request, provide GFD with information about the list of Appropriate Securities as reasonably necessary for use by GFD in preparing and updating Registration Statement disclosures and marketing materials for the Trust; and

(ii)       promptly review for accuracy and completeness information provided and disclosures made in the Registration Statement for the Trust in which the Appropriate Securities are deposited.

(c) Standard of Performance. Licensor represents and warrants that: (i) the services will be performed with that degree of skill and care generally observed by companies performing the same or similar services and (ii) the services will be provided in compliance with all applicable statutes, acts , laws, rules and regulations (“Applicable Laws”).

(d) Non-disclosure. Neither Licensor nor any of its officers, directors, employees, members or agents shall disclose to a third party in any manner any information concerning the Trust, including the list of Appropriate Securities, prior to the Trust’s Deposit Date.

2. Grant of License.

(a)       Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to GFD, for use solely by its employees and officers, a limited, non-exclusive, non-transferable (except as otherwise provided herein), non-sub licensable license in the USA to refer to the Licensor Marks and Strategy (i) in connection with the creation, issuance, sale, marketing and promotion of the Trust in order to indicate (x) that the securities included in the Trust are determined through the use of the Strategy, (y) the historical performance of the Strategy, and (z) that Licensor is the source of the Strategy; and (ii) as may otherwise be required by Applicable Laws, and court orders or under this Agreement. Licensor also hereby grants to GFD the ability to refer to the Licensor as the Portfolio Consultant of the applicable Trust in the Trust’s registration statement and related marketing materials. GFD shall procure that its employees and officers who use the Licensor Marks and Strategy shall comply with all of GFD’s obligations under this Agreement as if they were a party to this Agreement and GFD acknowledges and agrees that as between the Parties, GFD shall be liable for all acts and omissions of its employees and officers.

(b)       Marketing. GFD’s permission to use the Licensor Marks is conditioned on GFD: (i) upholding quality standards in relation to the Trust which are at least as high as those applied by GFD to products which are the same as or similar to the Trust as at the date of this Agreement, (ii) not applying for, or obtaining, registration of the Licensor’s Marks in any country for any goods or services or any trade or service mark which consists of, or comprises, or is confusingly similar to, the Licensor’s Marks, (iii) using a disclaimer to limit any liability that could be imputed to Licensor (which disclaimer shall be in the form provided in Schedule C), (iv) ensuring that any materials which use or feature the Licensor Marks (“Materials”) comply with Applicable Laws and are accurate in all material respects, and (v) securing approval from the Licensor in respect of the use of any specific Materials (such approval not to be unreasonably withheld, conditioned or delayed) and Licensor retaining the absolute right to deny GFD’s use of any specific Materials that will or may weaken, damage or be detrimental to the Licensor in its sole discretion. As between the Parties, GFD shall be exclusively responsible for the production, promotion, and marketing of the Trust and shall pay the costs in respect of any marketing and promotional materials that are produced by them. The Licensor may use GFD’s name and/or the Trust, to state that GFD is an authorized licensee of the Strategy and the Licensor Marks (as applicable) and/or that the Strategy or the Licensor Marks are used in connection with the Trust.

(c)       Ownership and Retention of Rights. GFD acknowledges that the Strategy and the Licensor Marks are the exclusive property of Licensor and that Licensor has and retains all Intellectual Property rights therein. GFD shall not during the term of this Agreement or at any time thereafter, directly or indirectly: (i) challenge or contest, or assist any third party in challenging or contesting, the validity of Licensor’s rights to its Intellectual Property or the Licensor Marks or (ii) attempt to register any such Intellectual Property or Licensor Marks in any jurisdiction. Except as otherwise specifically provided herein, Licensor reserves all rights to the Strategy and the Licensor Marks, and this Agreement shall not be construed to transfer to the GFDGFD any ownership right to, or equity interest in, any of the Strategy or the Licensor Marks, or in any Intellectual Property or other proprietary rights pertaining thereto.

3. Term and Termination.

(a) The term of this Agreement shall commence as of the date set forth above and shall remain in full force and effect until the termination of the Trust unless the Agreement is terminated earlier in accordance with its terms.

(b) Either Party may terminate this Agreement upon sixty (60) days prior written notice.

(c) Either Party may terminate this Agreement with immediate effect if: (i) the other Party is unable to pay its debts when they fall due, ceases to or threatens to cease business, enters into voluntarily or involuntarily becomes the subject of a petition in bankruptcy or of any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors or is subject to any procedure equivalent to any of the preceding matters in any jurisdiction; (ii) the other Party commits a material breach of this Agreement, which is incapable of remedy or if capable of remedy is not remedied within thirty (30) days of the defaulting party having received notice advising them of the breach; and (iii) if such Party believes (acting reasonably and in good faith) that material damage or harm is occurring to its reputation or goodwill by reason of its continued performance hereunder which is incapable of remedy or if capable of remedy is not remedied within thirty (30) days of the other Party having received notice advising them of such damage or harm.

(d) Upon expiration or termination of this Agreement for any reason: (i) all licenses granted herein will immediately terminate, provided, however, that any Trust portfolio in existence at such time of expiration or termination may continue to use and rely on such licenses for the life of the portfolio, respectively; and (ii) GFD shall promptly cease all use of the Strategy, the Licensor Marks and any related Intellectual Property of the Licensor; and (iii) each Party shall (at the other’s option) either return or destroy any and all of the other Part’s Confidential Information (in each case, regardless of the media in which they may be contained) in their respective possession or control at the point of termination (except that GFD shall be permitted to retain such copies solely as necessary to comply with regulatory record-keeping requirements applicable to GFD).

4. Fees.

(a) As consideration for the services and license granted herein, GFD shall pay to Licensor the following fees:

(i)       a Portfolio Consulting fee equal to $0.013 per unit multiplied by the number of outstanding units on the day following the end of the primary offering period of the Trust (the “Portfolio Fee”); and

(ii)       a license fee equal to $0.007 per unit multiplied by the number of outstanding units on the day following the end of the primary offering period of the Trust (the “License Fee”).

For the avoidance of any doubt, the unit price is $10.00 a unit with respect to the calculation of such fees.

The Portfolio Fee and License Fee (together the “Licensor Fees”) shall be paid on a one-time basis with respect to each Series on or before the 15th day of the second month after the close of the primary offering period for such Series (the “Payment Due Date”). Licensor acknowledges that (a) GFD may at any time determine that it does not wish to go forward with a primary offering of the Trust for a Series and, if it so determines, GFD shall not be responsible for the payment of any Portfolio Fee or License Fee under this Agreement with respect to such Series, (b) GFD may reasonably delay the Deposit Date in its discretion, and (c) GFD has full authority to determine the length of any offering period, and may shorten or lengthen such offering period for any reason in its sole discretion.

(b) The Licensor Fees are exclusive of VAT (or similar tax) and shall be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law. If any deduction or withholding is required by law, GFD shall pay to the Licensor such sum as will, after the deduction or withholding has been made, leave the Licensor with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(c) The Licensor Fees shall be non-refundable and shall be paid in cash in US dollars to the Licensor using the following bank details (or any replacement bank details notified to GFD):

[redacted]

(d) In the event of any delay in paying any sum due under this Agreement by the due date, GFD shall pay to the Licensor interest on the overdue amount at the rate of 4% per annum above the Bank of America’s prime rate from time to time. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. GFD shall pay the interest together with the overdue amount.

(e) On the Payment Due Date, GFD shall submit to the Licensor a statement in writing recording the calculation of the Licensor Fees, and in particular: (i) the amount of Licensor Fees due and payable; (ii) the amount of any withholding or other income taxes deductible or due to be deducted from the amount of Licensor Fees due and payable; and any other relevant particulars the Licensor may reasonably require.

(f) During the Term of this Agreement and for a period of one (1) year thereafter the Licensor shall have the right to carry out an audit of the relevant books and records of GFD once during any twelve (12) month period of the term (each such period starting on the date of this Agreement and each successive anniversary thereof) solely to confirm GFD’s compliance with the license and other terms of this Agreement. GFD will provide the Licensor with any and all such books and records which may reasonably be required by the Licensor in order to carry out such audit. Any such audit shall be subject to reasonable prior notice to GFD. The audit shall be subject to the Licensor entering into a reasonable confidentiality agreement. The Licensor shall not be entitled to access any materials which are legally privileged or which would involve GFD being in any breach of duty or confidentiality to its clients or otherwise. GFD shall keep such relevant books and records during the term of this Agreement and for a period of one (1) year thereafter or such period following termination as is required by Applicable Laws whichever is longer.

5. Relationship of the Parties. This Agreement shall not be deemed to create any partnership or joint venture between GFD and Licensor, and the services provided by Licensor shall be as an independent contractor and not as an employee or agent of GFD. Licensor shall have no authority whatsoever to bind GFD on any agreement or obligation. Licensor agrees that it shall not hold itself out as an employee or agent of GFD.

6. Confidentiality. A party may obtain proprietary, non-public information concerning the other party (“Confidential Information”) during the term of this Agreement. Each party shall keep the other party’s Confidential Information confidential and shall not use such information in any manner except as required to perform its obligations hereunder. In no event shall the following information be deemed a disclosing party’s Confidential Information: (a) information that is or becomes generally available to the public other than as a result of disclosure by the receiving party; (b) information that was within the receiving party’s possession prior to its being furnished by the disclosing party; (c) information that becomes available to the receiving party from a third party who is not, to the receiving party’s knowledge, bound by an obligation of confidentiality to the disclosing party and (d) information that is independently developed by the receiving party without the receiving party violating its obligations under this agreement. Notwithstanding the above, a receiving party may disclose the disclosing party’s Confidential Information to the receiving party’s existing and potential affiliates and its and their respective employees, agents, advisors, directors and officers (collectively, “Representatives”), provided, however, such Representatives are made aware of this Agreement and that the receiving party shall procure that such Representatives maintain the confidential nature of the Confidential Information and agree in writing to comply with the terms of this Agreement as if they were parties hereto. Each party acknowledges that a breach of this Section would cause permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief in the event of any breach of the provisions of this Section in addition to all other remedies available at law or in equity.

7. Indemnification.

(a) GFD shall indemnify, defend and hold harmless the Licensor and its affiliates, and their respective officers, directors and employees, against any and all damages, liabilities, charges and expenses, costs and losses (including reasonable attorneys’ and experts’ fees and court costs) (collectively, “Losses”) suffered or incurred as a result of or in connection with (i) GFD’s (A) failure to comply with this Agreement, or (B) breach of any representation or warranty contained in this Agreement, or (ii) any third party claim that arises out of or relates to (A) the creation, marketing, advertising, issuance, trade or sale of the Trust, (B) any violation of Applicable Laws arising out of the creation, marketing, advertising, issuance, trade or sale of the Trust and (C) the use of Licensor Property in breach of the terms of this Agreement where such use infringes (or allegedly infringes) the Intellectual Property rights of any third party.

(b) the Licensor shall indemnify and hold GFD its respective officers, directors and employees, harmless from and against any and all Losses suffered or incurred as a result of or in connection with (i) Licensor’s (A) failure to comply with this Agreement, or (B) breach of any representation or warranty contained in this Agreement, or (ii) any third party claim that the use of the Strategy or the Licensor Marks in accordance with the terms of this Agreement infringes the Intellectual Property rights of any third party.

(c) Each indemnifying party’s indemnification obligations under this Agreement are conditioned upon: (i) the indemnified party providing the indemnifying party with prompt written notice of the existence of a claim; provided however, that failure to provide such notice will not relieve the indemnifying party from its liability or obligation under this Agreement except to the extent of any material prejudice directly resulting from such failure; (ii) the indemnifying party having, as its option, sole control and authority over the defense or settlement of such action; and (iii) the indemnified party reasonably cooperating with the indemnifying party, at the indemnifying party’s sole cost and expense, in the defense of any claim. The indemnifying party will not accept any settlement which does not provide the indemnified party with a complete release or imposes liability not covered by these indemnifications or places restrictions on the indemnified party without the indemnified party’s prior written consent, which consent will not be unreasonably withheld or delayed. The indemnified party may participate in the defense of any claim through its own counsel, and its own expense.

(d) The indemnities in this section 7 shall not cover the indemnified party to the extent that the claim directly results from the indemnified party’s gross negligence, fraud or willful misconduct or a breach of the indemnified party’s obligations under this Agreement.

8. Limitation of Liability.

(a) Neither party shall be liable to the other party for any liabilities, damages, costs and expenses except for those resulting from the other party’s breach of a representation or warranty contained in this Agreement, gross negligence or willful misfeasance. Notwithstanding the above, in no event shall either party be liable to the other party for any punitive, special, indirect, consequential, incidental or similar damages or losses, regardless of how such damages or losses arise. Nothing in this Section 8 is intended to limit a party’s right to indemnification under Section 7.

(b) EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE LICENSOR MARKS, THE STRATEGY AND OTHER SERVICES PROVIDED BY THE LICENSOR UNDER THIS AGREEMENT (TOGETHER THE “LICENSOR PROPERTY AND SERVICES”) ARE PROVIDED AS-IS, AND THE LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE LICENSOR PROPERTY AND SERVICES OR ANY OTHER DATA RELATED THERETO, AND THE LICENSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THE LICENSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY RESULTS TO BE OBTAINED BY GFD OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE LICENSOR PROPERTY AND SERVICES OR ANY OTHER DATA RELATED THERETO. THE LICENSOR SHALL NOT BE LIABLE TO GFD IN THE EVENT THAT THE LICENSOR PROPERTY AND SERVICES IS INTERRUPTED, CHANGED OR BECOME UNAVAILABLE FOR ANY REASON BEYOND ITS REASONABLE CONTROL. SAVE FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT, THE LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE LICENSOR PROPERTY AND SERVICES, AND ANY OTHER DATA RELATED THERETO.

(d) Subject to Sections 8(a) and 8(b), in no event shall the cumulative liability of either Party and its affiliates to the other Party and its affiliates under or relating to this Agreement at any time exceed the total amount of the Licensor Fees paid by GFD pursuant to this Agreement in the eighteen (18) month period prior to the event giving rise to the liability (provided that if more than one such event arises out of the same initial event of series of events, than all such events shall be treated as a single claim, arising on the date on which the first such connect event arises).

9. Representations and Warranties and Disclaimers.

(a) Each Party represents and warrants to the other Party that it has the authority to enter into this Agreement according to its terms, and that its execution and delivery of this Agreement and its performance hereunder will not violate any agreement applicable to it or violate any Applicable Laws.

(b) GFD represents and warrants that (i) the Trust will be created, issued, sold, marketed and promoted in compliance in all material respects with all Applicable Laws and (ii) any Materials will comply with all Applicable Laws and shall be accurate in all material respects.

(c) Licensor represents and warrants that the Strategy and Licensor Marks are the exclusive property of Licensor and (ii) neither the use of the Licensor Marks or the selection of Appropriate Securities pursuant to the Strategy, in both cases in accordance with the terms and conditions of this Agreement, infringes or otherwise violates any third-party’s intellectual property rights or other proprietary rights.

(d) GFD represents and warrants that GFD is a broker-dealer registered under the Securities Act of 1934, as amended, and is a member in good standing of the Financial Industry Regulatory Authority.

(e) Each of GFD and Licensor represents and warrants that it is an investment adviser registered under the Advisers Act.

(f) GFD expressly acknowledges and affirms that: (i) the Strategy was created without consideration of the Trust’s investment mandate; (ii) neither the Strategy, the list of Appropriate Securities nor the Materials constitute discretionary investment advice to the Trust or any other third party; (iii) it has a reasonable belief that the provision of services under this Agreement by Licensor does not establish an advisory, fiduciary or other responsibility relationship to the Trust or any other third party in connection with Licensor’s delivery of the list of Appropriate Securities and the Materials to GFD; (iv) it has received a copy of Licensor’s Form ADV Part 2; and (v) any past performance shown in the Materials is not indicative of future results and that information presented in the Models and Documentation is subject to change.

(g) Except as otherwise provided in this Agreement, the Strategy, the list of Appropriate Securities and the Materials are provided “as-is”, without any warranty of any kind, express or implied, and Licensor expressly disclaims all warranties, whether express or implied, including implied warranties of merchantability, suitability or fitness for a particular purpose, or that the Strategy, the list of Appropriate Securities and the Materials will produce any particular investment outcome.

10.       Miscellaneous.

(a)       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflict of laws principles.

(b) Arbitration. Except as to any matter as to which the parties may seek equitable relief, any dispute arising out of this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Any such arbitration shall be held in the city of Chicago, in the State of Illinois. The arbitrator of any such controversy shall not have the authority to modify or alter any express condition or provision of this Agreement. Any arbitration award rendered under this Section shall be final and binding, and judgment may be entered on the award in any court of competent jurisdiction.

(c)       Entire Agreement. This Agreement, including the Appendices and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof.

(d)       Assignment. Save that either Party may assign (as defined in the Advisers Act) its rights and obligations under this Agreement to any successor in interest to all or substantially all of that Party’s assets (to the extent that such assignment does not result in a change of actual control or management of such party, with respect to the Licensor), neither Party may otherwise assign, sub-contract or in any other manner transfer to any third party the benefit and/or burden of this Agreement, in whole or in part, without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of this provision shall be void. This Agreement shall be binding upon the heirs, successors, legal representatives and permitted assigns of the parties.

(e)       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(f)       Survival. The provisions of Sections 4(f), 6, 7, 8, 10(a), 10(b), and 10(f) shall survive the termination of this Agreement.

[Signature Page Follows]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

ARK INVESTMENT MANAGEMENT LLC

By_____________________________

Name:

Title:

Guggenheim Funds Distributor, LLC. as Sponsor of the Trust

By_____________________________

Name: Dennis Dunleavy

Title: Managing Director

Schedule A
The Strategy

Under normal circumstances, the trust will invest at least 80% of the value of its assets in companies that the sponsor believes are early stage disruptors. “Disruptors” are leading innovative companies that stimulate substantial growth or create new markets while also disrupting existing sectors. An innovative company is one that introduces a technologically enabled new product or service that the sponsor believes may change an industry by creating simplicity and accessibility, while possibly driving down costs. An early stage disruptor is either: 1) a newer public company that the sponsor believes is a disruptor company and has the potential for future long-term growth, or 2) a company that has introduced a technologically enabled product or service that is in the early stages of development and has the potential for future long-term growth.

The trust will invest in securities that the sponsor believes are early stage disruptors that are involved in at least one of the following five innovation platforms: DNA sequencing, robotics, energy storage, artificial intelligence and blockchain technology. Each innovation platform has associated transformative technologies and while the trust may be exposed to some of the associated transformative technologies, the trust may not have exposure to all of them. The associated transformative technologies for the innovation platforms are:

• DNA sequencing – immunotherapy, gene editing and sequencing technology

• Robotics – adaptive robotics, 3D printing and reusable rockets

• Energy storage – autonomous mobility and battery systems

• Artificial intelligence – Neural networks, mobile connected devices, cloud computing and internet of things

• Blockchain technology – blockchain and frictionless value transfer

The trust does not invest directly in cryptocurrencies or invest indirectly in cryptocurrencies through derivative instruments or other investment vehicles, such as exchange-traded funds or other funds, that seek to track the price movements of one or more cryptocurrencies. Therefore, the trust is not expected to track the price movements of any cryptocurrencies. Additionally, the trust will not invest in initial coin offerings.

The sponsor has selected ARK Investment Management LLC (“ARK”) to serve as the trust’s as portfolio consultant. ARK will recommend securities for the portfolio that it believes possess the potential to achieve the trust’s investment objective and follow the trust’s principal investment strategies.

The trust will invest in U.S.-traded equities, which may include the common stocks of U.S. and non-U.S. companies or American Depositary Receipts (“ADRs”). The non-U.S. equities may include the securities of companies located in emerging markets. The trust may invest in companies of any market capitalization but will be significantly invested in small- and mid-capitalization companies. As a result of this strategy, the trust is concentrated in the health care sector.

Schedule B

Licensor Marks

ARK

SCHEDULE C

DISCLAIMER

The [name of strategy] and the proprietary data related thereto (the “Strategy”) are the property of Ark investment Management LLC (“ARK”) and are used under license by Guggenheim Funds Distributor, LLC (“GFD”). No products, materials or investment vehicles, opportunities or otherwise howsoever offered or provided by GFD, including, but not limited to [the name of the Trust] (together the “GFD Investments”) are sponsored, endorsed, sold, promoted or otherwise supported by ARK or any of its affiliates.  Neither ARK nor any of its affiliates makes any representation, warranty or assurance, express or implied, to the users of the Trust (or other GFD Investment) or any third party regarding the Strategy, the Trust (or other GFD Investment), the advisability of investing in securities generally or in the Trust or the ability of the Trust (or other GFD Investment) to provide positive investment returns.

Irrespective of any contractual obligations of ARK towards GFD, neither ARK nor any of its affiliates have any obligation to point out errors in the Strategy to users of the Trust or any third party. Neither the use of the Strategy (or any part of it) or any intellectual property right of ARK by GFD constitutes a recommendation by ARK or its affiliates to invest in securities generally or in the Trust nor does it in any way represent an assurance or opinion of ARK or its affiliates with regard to any such investment.

Inclusion of a security within the Trust is not a recommendation by ARK or its affiliates to buy, sell, or hold such security, nor is it considered to be investment advice. The value of investments may go down as well as up and potential investors may not get back the amount originally invested.

Neither ARK nor its affiliates are in a position to give advice on the suitability of any investments for potential investors. Prospective investors are advised to make an investment in any investment vehicle only after carefully considering the risks associated with investing in such vehicle.

ARK AND ITS AFFILIATES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE STRATEGY OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO AND ARE NOT AND SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY DIRECT OR INDIRECT, CONSEQUENTIAL OR PUNITIVE  FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN AND MAKES NO EXPRESS OR IMPLIED WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GFD, INVESTORS IN THE TRUST, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE STRATEGY.